Exhibit 10.1

Amendment to 2007 Stock Option Plan

AMENDMENT TO AMERICA’S CAR-MART, INC.
2007 STOCK OPTION PLAN
Adopted October 7, 2013

America’s Car-Mart, Inc., a Texas corporation (the “Company”), hereby amends (the “Amendment”) the America’s Car-Mart, Inc. 2007 Stock Option Plan (the “Plan”), originally effective as of August 27, 2007, as set forth herein.

1.
Background Information.  The Company established the Plan effective as of August 27, 2007.  Section 12 of the Plan provides that the board of directors of the Company may at any time amend the Plan in whole or in part.  The Company wishes to amend the Plan as set forth in this Amendment.

2.	Amendment to Section 6 - Options. Subparagraph A of Section 6(c)(iii) is amended in its entirety to read as follows:

(A)
An Option shall not be affected by any change in the terms, conditions or status of the Participant’s employment, provided that the Participant continues to be an employee of the Corporation or a related Corporation.  If a Participant ceases to perform services for the Company in the capacity of an employee, director, or independent contractor and then is performing or contemporaneously begins performing services for the Company in a different one of such capacities, then the Participant shall be deemed to continue to be an employee without a termination of employment or service.

IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed on this 7th day of October, 2013.

America’s Car-Mart, Inc.

By:  /s/ Jeffrey A. Williams
Chief Financial Officer and Secretary
(Principal Financial and Accounting Officer)